CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Berwyn Fund, Berwyn Income Fund and Berwyn Cornerstone Fund, each a series of shares of beneficial interest of The Berwyn Funds, of our report dated February 19, 2009 on the financial statements and financial highlights included in the December 31, 2008 Annual Report to the Shareholders of the above referenced funds.

We further consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.



                                          /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                          BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
APRIL 29, 2009